Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES SECOND QUARTER 2018 RESULTS

NEW YORK, August 7, 2018 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Results and Highlights

•
U.S. GAAP net income attributable to common stockholders: $36.0 million, or $0.66 per diluted share for the second quarter 2018. U.S. GAAP total equity was $555.3 million, or $10.88 per share as of June 30, 2018

•	Cash available for distribution (“CAD”): $11.5 million, or $0.22 per share

•	Net operating income (“NOI”) of $24.4 million and same store NOI of $23.0 million, representing an increase of $1.8 million, or 8.5%, year-over-year

•	Over 17% of the portfolio, or 48,000 rentable square meters, was leased or extended during and subsequent to the second quarter, increasing portfolio occupancy from 84% to 94%

•
$2.1 billion independent mid-year portfolio valuation by Cushman & Wakefield LLP[1], reflecting an increase of $64 million during the first half of 2018 and contributing to the increase in EPRA[2] net asset value (“NAV”) to $20.95 per share

•	Half year 2018 expense savings of $1.6 million in line with guidance of $2-3 million for full year 2018

•	From the authorization in March 2018 through August 3, 2018, NRE repurchased 6.0 million shares of common stock for approximately $82 million

•	Cash dividend of $0.15 per share declared for the second quarter 2018

Mahbod Nia, Chief Executive Officer and President, commented: “We are pleased to report a highly active period during which we leased, or extended leases on over 17% of the portfolio, increasing overall occupancy by 10%, further enhancing the portfolio value and NAV, and generating an expected $1 million of same store NOI in the second half of 2018, or $2 million on an annualized basis.”

Mahbod Nia continued: “We also continued to make progress with our expense saving and refinancing initiatives, further reducing our operational costs and weighted average cost of debt while simultaneously extending our debt maturity profile.”

For more information and a reconciliation of CAD, NOI and same store NOI to net income (loss) attributable to common stockholders and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Portfolio Overview
$2.1 billion portfolio market value (“Portfolio Market Value” or “Valuation”) comprising of a $2.1 billion real estate portfolio value based on the mid-year 2018 independent valuation by Cushman & Wakefield LLP and a $34.6 million preferred equity investment.

Real Estate Portfolio Leasing Activity3,4
As of June 30, 2018, NRE’s real estate portfolio comprised of 24 properties located across four European countries with approximately 286,000 rentable square meters, 94% weighted average occupancy (compared to 84% as of March 31, 2018) and a 6.3 year weighted average remaining lease term to expiry (“WALT”).

•	The office portfolio comprised of 19 properties with 209,000 rentable square meters, had a 96% weighted average occupancy and a 6.3 year WALT as of June 30, 2018.

•
The other (non-office) portfolio, which represented 3% of the second quarter 2018 portfolio NOI, comprised of 5 properties with 77,000 rentable square meters, had an 87% weighted average occupancy (97% proforma occupancy) and a 6.8 year WALT as of June 30, 2018.

During and subsequent to the second quarter, NRE signed new leases or lease extensions relating to 48,000 rentable square meters (17% of the portfolio). These included a:

•
9 year lease extension for 11,200 sqm with BNP Paribas SA at Boulevard Macdonald (Paris, France), increasing the WALT of the asset by over 5 years and enhancing the asset’s Valuation by approximately 20%.

•
New 32,800 sqm lease at Marly (Greater Paris, France), increasing occupancy from 45% to 87% (100% proforma for an expansion option exercised by the new tenant during the third quarter) and enhancing the asset’s Valuation by approximately 10%.

Same Store Net Operating Income (Currency Adjusted)
Same store sequential quarter-over-quarter rental income and NOI remained stable compared to the previous quarter.
Same store sequential year-over-year rental income for the three and six months of 2018 increased by $0.7 million, or 3.1%, and $1.5 million, or 3.1%, respectively, reflecting the commencement of new leases in the second half of 2017 and in early 2018. Same store year-over-year NOI for the first three and six months of 2018 increased by $1.8 million, or 8.5%, and $3.9 million, or 9.1%, respectively, reflecting the aforementioned leasing activity and increased recoverability of operating expenses.

Dispositions
On April 30, 2018, NRE completed the sale of the Maastoren tower, NRE’s largest remaining non-core asset by value, for approximately $188 million (€160 million). NRE released approximately $65 million of net equity after repayment of financing (including release premium) and transaction costs.

As of June 30, 2018, one office property in Portugal was classified as held-for-sale. We anticipate closing the sale of this asset in the third quarter, subject to closing conditions being met.

Liquidity and Financing
As of June 30, 2018, NRE’s overall leverage5 was 50% based on the Portfolio Market Value, compared to 53% as of March 31, 2018. As of August 3, 2018, total liquidity was $129 million, comprising $59 million of unrestricted cash and $70 million of availability under NRE’s revolving credit facility.

$ in millions
Unrestricted cash	$59
Revolving credit facility	70
Total liquidity	$129

During and subsequent to the second quarter of 2018, NRE amended and restated loan agreements related to $143 million of debt previously maturing in 2020:

•	In May 2018, NRE entered into a 5 year extension for an $89 million loan related to the Trias Germany portfolio, simultaneously reducing the margin from 1.55% to 1.00%.

•
In August 2018, NRE entered into a 2 year extension for $54 million of loans related to the Trias France portfolio, increasing the principal balance to $77 million and reducing the blended margin from 1.85% to 1.65%.

Stockholder’s Equity
NRE had 51.1 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of June 30, 2018. As of August 3, 2018, NRE had 50.2 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding.

As of June 30, 2018, total equity was $555.3 million (U.S. GAAP depreciated value), or $10.88 per share. EPRA NAV was $20.95 per share as of June 30, 2018, compared to $20.50 per share as of March 31, 2018. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Share Repurchase Program
On March 12, 2018, the board of directors of NRE authorized the repurchase of up to $100 million of NRE’s outstanding common stock.

During the second quarter, NRE repurchased 4.0 million shares of common stock for approximately $56.2 million at a weighted average price of $14.00 per share. From the authorization in March 2018 through August 3, 2018, NRE repurchased a total of 6.0 million shares of common stock for approximately $81.8 million at a weighted average price of $13.72 per share.

Second Quarter 2018 Disclosure Supplement Presentation
A second quarter 2018 disclosure supplement presentation will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Second Quarter 2018 Conference Call
NRE will conduct a conference call to discuss the results on Tuesday, August 7, 2018 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode: NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through September 6, 2018 by dialing +1 866 583 1039 (U.S. Toll Free), or +44 (0) 20 8196 1998 (International) or 0800 633 8453 (UK Toll Free), using passcode: 1376525.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony Capital, Inc. (NYSE: CLNY), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheets
($ in thousands, except per share data)
Unaudited

	June 30, 2018	December 31, 2017
Assets
Operating real estate, gross	$1,573,789	$1,606,890
Less: accumulated depreciation	(110,737)	(95,356)
Operating real estate, net	1,463,052	1,511,534
Preferred equity investments	34,603	35,347
Cash and cash equivalents	51,036	64,665
Restricted cash	6,852	6,917
Receivables, net of allowance of $863 and $747 as of June 30, 2018 and December 31, 2017, respectively	6,194	9,048
Assets held for sale	12,470	169,082
Derivative assets, at fair value	10,063	7,024
Intangible assets, net	105,054	114,185
Other assets, net	27,579	23,115
Total assets	$1,716,903	$1,940,917
Liabilities
Mortgage and other notes payable, net	$1,078,054	$1,223,443
Accounts payable and accrued expenses	18,126	27,240
Due to related party	4,550	3,590
Derivative liabilities, at fair value	1,038	5,270
Intangible liabilities, net	26,249	28,632
Liabilities related to assets held for sale	380	648
Other liabilities	31,307	25,757
Total liabilities	1,159,704	1,314,580
Commitments and contingencies
Redeemable noncontrolling interest	1,943	1,992
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 50,704,373 and 55,402,259 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	508	555
Additional paid-in capital	873,709	940,579
Retained earnings (accumulated deficit)	(328,397)	(347,053)
Accumulated other comprehensive income (loss)	5,836	25,618
Total NorthStar Realty Europe Corp. stockholders’ equity	551,656	619,699
Noncontrolling interests	3,600	4,646
Total equity	555,256	624,345
Total liabilities, redeemable noncontrolling interest and equity	$1,716,903	$1,940,917

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Rental income	$24,600	$26,025	$51,824	$51,561
Escalation income	5,561	5,558	10,902	10,719
Interest income	706	297	1,435	297
Other income	143	508	421	537
Total revenues	31,010	32,388	64,582	63,114
Expenses
Properties - operating expenses	6,930	7,680	13,732	15,002
Interest expense	5,855	6,722	11,962	13,105
Transaction costs	376	973	857	1,233
Management fee, related party	4,223	3,572	8,380	7,131
Other expenses	1,273	2,608	2,697	4,608
General and administrative expenses	1,801	1,555	3,679	4,152
Compensation expense (1)	2,819	1,385	3,392	17,255
Depreciation and amortization	11,977	12,520	23,628	25,083
Total expenses	35,254	37,015	68,327	87,569
Other income (loss)
Unrealized gain (loss) on derivatives and other	5,682	(7,655)	4,493	(8,596)
Realized gain (loss) on sales and other	34,727	1,981	34,179	6,951
Income (loss) before income tax benefit (expense)	36,165	(10,301)	34,927	(26,100)
Income tax benefit (expense)	76	(237)	37	36
Net income (loss)	36,241	(10,538)	34,964	(26,064)
Net (income) loss attributable to noncontrolling interests	(217)	91	(221)	267
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$36,024	$(10,447)	$34,743	$(25,797)
Earnings (loss) per share:
Basic	$0.69	$(0.19)	$0.64	$(0.47)
Diluted	$0.66	$(0.19)	$0.62	$(0.47)
Weighted average number of shares:
Basic	51,858,645	55,023,535	53,455,635	54,928,364
Diluted	54,007,807	55,587,897	55,432,191	55,546,668
Dividends per share of common stock	$0.15	$0.15	$0.30	$0.30
____________________________

(1)
Compensation expense for the three and six months ended June 30, 2018 and 2017 is comprised of equity-based compensation expenses. For the six months ended June 30, 2017, compensation expense includes the impact of substantially all time based and certain performance based awards vesting in connection with the change of control of NRE’s manager (“Mergers”).

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, or same store NOI, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, new leases, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on the settlement on foreign currency derivatives); impairment on depreciable property; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; impairment on goodwill and other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement6 and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of net income (loss) attributable to common stockholders to CAD for the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$36,024	$(10,447)	$34,743	$(25,797)
Non-controlling interests	217	(91)	221	(267)

Adjustments:
Depreciation and amortization items(1)(2)	15,876	14,990	29,036	44,560
Unrealized (gain) loss on derivatives and other	(5,682)	7,655	(4,493)	8,596
Realized (gain) loss on sales and other(3)(4)	(35,737)	(1,342)	(36,605)	(5,495)
Transaction costs and other(5)(6)	847	973	1,328	2,148
CAD	$11,545	$11,738	$24,230	$23,745
CAD per share(7)	$0.22	$0.21	$0.45	$0.42
_________________

(1)
Three months ended June 30, 2018 reflects an adjustment to exclude depreciation and amortization of $12.0 million, amortization expense of capitalized above/below market leases of $0.2 million, amortization of deferred financing costs of $0.9 million and amortization of equity-based compensation of $2.8 million. Three months ended June 30, 2017 reflects an adjustment to exclude depreciation and amortization of $12.5 million, amortization of above/below market leases of $0.3 million, amortization of deferred financing costs of $0.8 million and amortization of equity-based compensation of $1.4 million.

(2)
Six months ended June 30, 2018 reflects an adjustment to exclude depreciation and amortization of $23.6 million, amortization expense of capitalized above/below market leases of $0.4 million, amortization of deferred financing costs of $1.6 million and amortization of equity-based compensation of $3.4 million. Six months ended June 30, 2017 reflects an adjustment to exclude depreciation and amortization of $25.1 million, amortization expense of capitalized above/below market leases of $0.5 million, amortization of deferred financing costs of $1.7 million and amortization of equity-based compensation of $17.3 million.

(3)
Three months ended June 30, 2018 CAD includes a $1.0 million net loss related to the settlement of foreign currency derivatives. Three months ended June 30, 2017 CAD includes a $0.6 million net gain related to the settlement of foreign currency derivatives.

(4)
Six months ended June 30, 2018 CAD includes a $2.4 million net loss related to the settlement of foreign currency derivatives. Six months ended June 30, 2017 CAD includes a $1.5 million net gain related to the settlement of foreign currency derivatives.

(5)
Three months ended June 30, 2018 reflects an adjustment to exclude $0.4 million of transaction costs and $0.4 million taxes related to sales and other one-time items. Three months ended June 30, 2017 reflects an adjustment to exclude $1.0 million of transaction costs.

(6)
Six months ended June 30, 2018 reflects an adjustment to exclude $0.9 million of transaction costs and $0.4 million taxes related to sales and other one-time items. Six months ended June 30, 2017 reflects an adjustment to exclude $1.2 million of transaction costs and $0.9 million of payroll taxes associated with the acceleration of equity awards due to the Mergers.

(7)
CAD per share is based on 52.6 million and 54.1 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the three and six months ended June 30, 2018, respectively. Based on 55.7 million and 56.5 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three and six months ended June 30, 2017, respectively. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income
We believe NOI is a useful metric for evaluating the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of the NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Rental income	$24,600	$26,025	$51,824	$51,561
Escalation income	5,561	5,558	10,902	10,719
Other income	143	508	421	537
Total property and other income	30,304	32,091	63,147	62,817
Properties - operating expenses	6,930	7,680	13,732	15,002
Adjustments:
Interest income	706	297	1,435	297
Amortization and other items(1)(2)	352	253	572	533
NOI(3)	$24,432	$24,961	$51,422	$48,645
_____________________________

(1)
Three months ended June 30, 2018 primarily excludes $0.2 million of amortization of above/below market leases and $0.1 million of other one-time items. Three months ended June 30, 2017 primarily excludes $0.3 million of amortization of above/below market leases.

(2)
Six months ended June 30, 2018 primarily excludes $0.4 million of amortization of above/below market leases and $0.1 million of other one-time items. Six months ended June 30, 2017 primarily excludes $0.5 million of amortization of above/below market leases.

(3)	The following table presents a reconciliation of net income (loss) to NOI of our real estate equity segment for the three and six months ended June 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$36,241	$(10,538)	$34,964	$(26,064)
Remaining segments(i)	3,986	12,860	13,723	35,703
Real estate equity and preferred equity segment adjustments:
Interest expense	5,601	6,451	11,556	12,571
Other expenses	1,250	2,415	2,674	4,443
Depreciation and amortization	11,977	12,520	23,628	25,083
Unrealized (gain) loss on derivatives and other	1,884	1,293	2,001	960
Realized (gain) loss on sales and other	(37,236)	(1,336)	(38,450)	(5,491)
Income tax (benefit) expense	(76)	237	(37)	(36)
Other items	805	1,059	1,363	1,476
Total adjustments	(15,795)	22,639	2,735	39,006
NOI	$24,432	$24,961	$51,422	$48,645
_____________________________

(i)	Represents the net (income) loss in our corporate segment to reconcile to net operating income.

Same store Net Operating Income
We believe same store NOI is a useful metric for evaluating the operating performance as it reflects the operating performance of the real estate portfolio and provides a better measure of operational performance for a quarter-over-quarter comparison. Same store net operating income is presented for the same store portfolio, which comprises all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store NOI to be an appropriate and useful supplemental performance measure. Same store NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 24 properties.

The following table presents our same store analysis for the real estate equity segment which comprises 24 properties (285,961 rentable square meters) adjusted for currency movement and excludes properties that were acquired or sold at any time during the three months ended June 30, 2018 and 2017 and March 31, 2018 (dollars in thousands):

	Three Months Ended June 30,		Year-over-year Delta		Three Months Ended March 31, 2018(1)	Quarter-over-quarter Delta
	2018	2017(1)	Amount	%		Amount	%
Occupancy (end of period)	94%	82%			84%
Same store
Rental income(2)	$23,865	$23,150	$715	3.1%	$24,006	$(141)	(0.6)%
Escalation income	5,363	4,624	739		4,612	751
Other income	135	255	(120)		163	(28)
Total revenues	29,363	28,029	1,334	4.8%	28,781	582	2.0%
Utilities	1,322	1,346	(24)		1,280	42
Real estate taxes and insurance	1,444	1,344	100		1,253	191
Management fees	552	478	74		474	78
Repairs and maintenance(3)	2,262	2,656	(394)		2,182	80
Other(2)(4)	821	1,039	(218)		697	124
Properties - operating expenses	6,401	6,863	(462)	(6.7)%	5,886	515	8.7%
Same store net operating income	$22,962	$21,166	$1,796	8.5%	$22,895	$67	0.3%
_____________________________

(1)	Three months ended June 30, 2017 and March 31, 2018 are translated using the average exchange rate for the three months ended June 30, 2018.

(2)	Adjusted to exclude amortization of above/below market leases and ground leases.

(3)	Includes non-recoverable VAT.

(4)	Includes bad debt expense, ground rent, administrative costs and other non-reimbursable expenses.

The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the three months ended June 30, 2018 and 2017 and March 31, 2018 (dollars in thousands):

	Three Months Ended June 30,		Three Months Ended March 31, 2018
	2018	2017
Net income (loss)	$36,241	$(10,538)	$(1,277)
Corporate segment net (income) loss(1)	3,986	12,860	(9,737)
Other (income) loss(2)	(15,795)	22,639	38,004
Net operating income	24,432	24,961	26,990
Sale of real estate investments and other(3)(5)	(764)	(3,498)	(3,366)
Interest income(4)	(706)	(297)	(729)
Same store net operating income	$22,962	$21,166	$22,895
_____________________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes realized gain on sales offset by depreciation and amortization expense, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Primarily reflects the impact of net operating income of sold assets.

(4)	Reflects interest income earned in the preferred equity segment.

(5)	Three months ended March 31, 2018 and June 30, 2017 are translated using the average exchange rate for the three months ended June 30, 2018.

The following table presents our same store analysis for the real estate equity segment which comprises 24 properties (285,961 square meters) adjusted for currency movement and excludes properties that were acquired or sold at any time during the six months ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,		Increase (Decrease)
	2018	2017(1)	Amount	%
Occupancy (end of period)	94%	82%
Same store
Rental income(2)	$48,567	$47,102	$1,465	3.1%
Escalation income	10,107	8,832	1,275
Other income	303	286	17
Total revenues	58,977	56,220	2,757	4.9%
Utilities	2,639	2,870	(231)
Real estate taxes and insurance	2,736	2,558	178
Management fees	1,040	966	74
Repairs and maintenance(3)	4,502	5,214	(712)
Other(2)(4)	1,532	1,975	(443)
Properties - operating expenses	12,449	13,583	(1,134)	(8.4)%
Same store net operating income	$46,528	$42,637	$3,891	9.1%
_____________________________

(1)	Six months ended June 30, 2017 is translated using the average exchange rate for the six months ended June 30, 2018.

(2)	Adjusted to exclude amortization of above/below market leases and ground leases.

(3)	Includes non-recoverable VAT.

(4)	Includes bad debt expense, ground rent, administrative costs and other non-reimbursable expenses.

The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the six months ended June 30, 2018 and 2017 (dollars in thousands):

	Six Months Ended June 30,
	2018	2017
Net income (loss)	$34,964	$(26,064)
Corporate segment net (income) loss(1)	13,723	35,703
Other (income) loss(2)	2,735	39,006
Net operating income	51,422	48,645
Sale of real estate investments and other(3)(5)	(3,459)	(5,711)
Interest income(4)	(1,435)	(297)
Same store net operating income	$46,528	$42,637
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(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Includes realized gain on sales offset by depreciation and amortization expense, unrealized loss on interest rate caps, and other expenses in the real estate equity segment.

(3)	Primarily reflects the impact of net operating income of sold assets.

(4)	Reflects interest income earned in the preferred equity segment.

(5)	Six months ended June 30, 2017 is translated using the average exchange rate for the six months ended June 30, 2018.

Adjusted EBITDA
We believe that Adjusted EBITDA provides investors and management with a meaningful indication of operating performance. We also believe that Adjusted EBITDA is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as depreciation and amortization items, interest expense, income tax benefit (expense), realized gain (loss) on investments, transaction costs, equity-based compensation and asset impairment). The definition of Adjusted EBITDA may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. Adjusted EBITDA may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate Adjusted EBITDA by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases and equity-based compensation; interest expense; income tax (benefit) expense; unrealized gain (loss) on derivatives and other; realized gain (loss) on investments and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; impairment on goodwill and any other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating Adjusted EBITDA involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of net income (loss) attributable to common stockholders to Adjusted EBITDA for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017 (dollars in thousands):

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net income (loss) attributable to common stockholders	$36,024	$(1,281)	$(10,447)
Non-controlling interests	217	4	(91)

Adjustments:
Depreciation and amortization items(1)(2)(3)	15,000	12,444	14,158
Income tax (benefit) expense	(76)	39	237
Interest expense	5,855	6,107	6,722
Unrealized (gain) loss on derivatives and other	(5,682)	1,189	7,655
Realized (gain) loss on sales and other(4)(5)(6)	(35,737)	(868)	(1,342)
Transaction costs and other(7)(8)(9)	645	481	973
Adjusted EBITDA	$16,246	$18,115	$17,865
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(1)
Three months ended June 30, 2018 reflects an adjustment to exclude depreciation and amortization of $12.0 million, amortization expense of capitalized above/below market leases of $0.2 million and amortization of equity-based compensation of $2.8 million.

(2)
Three months ended March 31, 2018 reflects an adjustment to exclude depreciation and amortization of $11.7 million, amortization expense of capitalized above/below market leases of $0.2 million and amortization of equity-based compensation of $0.6 million.

(3)
Three months ended June 30, 2017 reflects an adjustment to exclude depreciation and amortization of $12.5 million, amortization of above/below market leases of $0.3 million and amortization of equity-based compensation of $1.4 million.

(4)	Three months ended June 30, 2018 Adjusted EBITDA includes a $1.0 million net loss related to the settlement of foreign currency derivatives.

(5)	Three months ended March 31, 2018 Adjusted EBITDA includes a $1.4 million net loss related to the settlement of foreign currency derivatives.

(6)	Three months ended June 30, 2017 Adjusted EBITDA includes a $0.6 million net gain related to the settlement of foreign currency derivatives.

(7)	Three months ended June 30, 2018 reflects an adjustment to exclude $0.4 million of transaction costs and $0.2 million related to other one-time items.

(8)	Three months ended March 31, 2018 reflects an adjustment to exclude $0.5 million of transaction costs.

(9)	Three months ended June 30, 2017 reflects an adjustment to exclude $1.0 million of transaction costs.

EPRA Net Asset Value (EPRA NAV)
As our entire portfolio is based in Europe, our management calculates European Public Real Estate Association net asset value, or EPRA NAV, a non-GAAP measure, to compare our balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of our net asset value. Our calculation of EPRA NAV is derived from our U.S. GAAP balance sheet with adjustments reflecting our interpretation of EPRA’s best practices recommendations. Accordingly, our calculation of EPRA NAV may be different from how other European real estate companies calculate EPRA NAV, which utilize International Financial Reporting Standards (“IFRS”) to prepare their balance sheet. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide our stockholders a measure of fair value of our assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to materialize in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that we intend to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based upon an independent third party valuation conducted in December and June of each year. This measure should not be considered as an alternative to measuring our net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of total equity to EPRA NAV as at June 30, 2018 (dollars in thousands, other than per share data):

June 30, 2018
Total Equity	$555,256
Adjustments
Operating real estate, net intangibles and other	(1,565,191)
Fair value of properties	2,087,137
Adjusted NAV	1,077,202

Diluted NAV, after the exercise of options, convertibles and other equity interests	1,077,202
Fair value of financial instruments	(7,801)
EPRA NAV	1,069,401
EPRA NAV per share(1)	$20.95
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(1)
Based on 51.1 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of June 30, 2018. EPRA NAV per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the likelihood and timing of successfully completing sales transactions and the amount of the net equity released after repayment of financing and transaction costs; the timing and certainty with respect to new lease commencements; the expected run rate cost savings as a result of operational efficiencies, the time required to achieve such run rate cost savings; the expected impact of recent leasing activity on same store NOI; the availability of future borrowings under the revolving credit facility; the ability to execute on NRE’s strategy; NRE’s ability to maintain dividend payments, at current levels, or at all, and the timing of dividend levels declared; whether NRE will make repurchases of its common stock pursuant to the stock repurchase program and the level or timing of any such repurchases. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2017, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold. Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses. If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.
The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of June 30, 2018.

The $2.1 billion Portfolio Market Value comprises $2.1 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $35 million preferred equity investment (please refer to Note 11, “Fair Value” in the

NRE Quarterly Report on Form 10-Q for the three months ended June 30, 2018 included in Part I Item 1. “Financial Statements”).

2.	EPRA = European Public Real Estate Association.

3.	Excludes the preferred equity investment.

4.
Occupancy and weighted average remaining contractual lease term based on rent roll as of June 30, 2018, on a same store basis. Proforma occupancy based on rent roll as of June 30, 2018, adjusted for new leases signed, but commencing through remainder 2018.

5.
Leverage, or loan to value, is calculated as property level debt plus portfolio level preferred equity divided by the Portfolio Market Value and unrestricted cash net of any outstanding balance on the revolving credit facility.

6.
Please see NRE’s Annual Report on Form 10-K for the year ended December 31, 2017 and the exhibits thereto for additional details relating to the terms of the amended and restated management agreement ("Amended and Restated Management Agreement").